Exhibit 4.6
AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
     This Agreement (the “Agreement”) is made and entered into as of May 15, 2008 by and among Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), the parties listed as Investors on Exhibit A hereto (the “Investors”), and the other stockholders listed on Exhibit B hereto (such stockholders collectively, the “Common Stockholders”).
RECITALS
     WHEREAS, pursuant to a Preferred Stock Purchase Agreement dated as of February 24, 2004, as supplemented by Supplement No. 1 dated October 27, 2004 and Supplement No. 2 dated November 1, 2004 (the “Series A Purchase Agreement”), among the Company and certain of the investors, the Company issued and sold to certain of the investors shares of Series A Preferred Stock (as defined below);
     WHEREAS, in connection with a Securities Purchase Agreement dated as of March 23, 2006, the Company and PCP Investor (as defined below), under which the PCP Investor was issued warrants to purchase Series A Preferred Stock, the Company and certain parties entered into an Amended and Restated Stockholders Agreement dated as of March 24, 2006 (the “Prior Agreement”).
     WHEREAS, pursuant to a Preferred Stock Purchase Agreement dated as of the date hereof, among the Company and certain of the Investors (the “Purchase Agreement”), the Company is issuing and selling to certain of the Investors shares of Series B Preferred Stock (as defined below);
     WHEREAS, the Company, the Common Stockholders and certain of the Investors are parties to the Amended and Restated Stockholders Agreement, dated as of March 24, 2006 (the “Prior Agreement”), which they now desire to amend and restate in its entirety; and
     WHEREAS, it is a condition to the closing of the sale of the Series B Preferred Stock under the Purchase Agreement that the Company and the Investors enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties hereto agree to amend and restate the Prior Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS
     “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, and shall include, with respect to any Investor, any managed account, investment fund or other vehicle for which such Investor or any Affiliate or such Investor acts as an investment advisor or portfolio manager; provided, that with respect to Bain Capital, the term Affiliate shall be deemed to include any Person under common management with Bain Capital.

     “As-Converted Basis” shall mean, for the purpose of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) the number of shares of Common Stock actually issued and outstanding at the time of such determination, and (b) the number of shares of Common Stock that is then issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for Common Stock, including without limitation, the Series A Preferred Stock, Series B Preferred Stock and the Warrants and the number of shares of Common Stock that would be issuable upon the conversion of the Series A Preferred Stock then issuable upon exercise of the Warrants, but excluding stock options and any other warrants for the purchase of any shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock.
     “Bain Capital” means Bain Capital Venture Fund 2007, L.P. “Battery Ventures” means Battery Ventures VI, L.P.
     “Common Stock” shall mean the Company’s Common Stock, par value $0.00001 per share.
     “Common Stockholders” has the meaning assigned to it in the introductory paragraph of this Agreement.
     “Competitor” shall mean any consumer retail business and those Persons listed on Exhibit C hereto.
     “Equity Securities” means (i) any Common Stock, preferred stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, preferred stock or other equity security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, preferred stock or other equity security, or (iv) any such warrant or right.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Investor” means any of Goldman Sachs Specialty Lending Group, LP, Fortress Capital Corp., any of their respective Affiliates or their permitted assigns and transferees.
     “Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Company and the Investors.
     “Investors” has the meaning assigned to it in the introductory paragraph of this Agreement.
     “PCP Investor” means Prudential Capital Partners, II, L.P., Prudential Capital Partners Management Fund II, L.P. or Prudential Capital Partners (Parallel Fund) II, L.P.
     “Permitted Transferee” means any of the following Persons to whom or to which a Stockholder Transfers any Shares: (a) an Affiliate of the Transferring Stockholder; (b) a family member of the Transferring Stockholder or a trust established for the benefit thereof; (c) a transferee of the Transferring Stockholder by will or the laws of intestate succession; (d) the

Company with respect to any (i) Preferred Stock or (ii) Warrant held by CIGPF I Corp. or any PCP Investor, being redeemed pursuant to a Redemption Request (as defined in the Amended and Restated Certificate of Incorporation); and (e) in the case of Petters Group Worldwide, LLC or its Affiliates, together with transfers made during the term of the Prior Agreement, up to twenty-five (25) Persons who are employees of any Affiliates of Petters Group Worldwide, LLC for an aggregate maximum number of Shares equal to fifteen (15) percent of the shares of Common Stock owned by Petters Group Worldwide, LLC or its Affiliates on an As-Converted Basis; provided, however, that in order to be deemed a Permitted Transferee, (A) each such employee receiving Shares shall be required to execute (1) an irrevocable proxy coupled with an interest in favor of Thomas J. Petters to vote his, her or its Shares and a limited irrevocable power-of-attorney coupled with an interest in favor of Thomas J. Petters to execute in the name of such transferee a written consent in lieu of a meeting of the Stockholders (such proxy and power-of-attorney, the “Voting Documents”) , and (2) an agreement to condition any subsequent transfer of such Shares on the proposed transferee executing the Voting Documents prior to such transfer, and (B) each certificate representing the Shares transferred to any such employee must be endorsed with a legend containing the foregoing transfer restrictions.
     “Person” shall be construed broadly and shall include without limitation an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.
     “Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.
     “Pro Rata Share” means, in the case of each Investor, the ratio of (a) the number of shares of Common Stock owned by such Investor on an As-Converted Basis immediately prior to the issuance of any Equity Securities subject to Purchase Rights (as defined in Section 3.1 hereof) to (b) the total number of shares of the Company’s Common Stock outstanding on an As-Converted Basis immediately prior to the issuance of such Equity Securities.
     “Prospective Buyer” shall mean any Person proposing to purchase Shares from a Prospective Selling Investor.
     “Qualified Public Offering” means an underwritten public offering of shares of Common Stock in which the aggregate net proceeds to the Company equal or exceed $75 million and the public offering price per share is not less than $0.2235 (as adjusted appropriately in the event of any subdivision, combination, reorganization, recapitalization, reclassification, stock dividend or similar event affecting the Common Stock) and after which the Common Stock is listed on the New York Stock Exchange or the Nasdaq National Market.
     “Required Holders” means, at any time, the holders of at least 66% of the then outstanding shares of Series B Preferred Stock.
     “Sale of the Company” means (i) a sale of all or substantially all of the assets of the Company, (ii) an acquisition of the Company by one or more persons or entities by means of any transaction or series of related transactions (including any reorganization, merger, consolidation)

     where the voting securities of the Company outstanding immediately preceding such transaction or the voting securities issued with respect to the voting securities of the Company outstanding immediately preceding such transaction represent less than 50% of the voting securities of the Company or surviving entity, as the case may be, following such transaction, or (iii) a transaction or series of related transactions resulting in the transfer of shares representing more than 50% of the voting securities of the Company. A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a sale of substantially all the assets of the Company for purposes of the foregoing definition.
     “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0,00001 per share, of the Company.
     “Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.00001 per share, of the Company.
     “Shares” shall mean shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and warrants for the purchase of any shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock.
     “Stockholder” shall mean an Investor or Common Stockholder.
     “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Shares.
     “Warrants” shall mean warrants to purchase Common Stock issued to CIGPF I Corp., Piper Jaffray & Co., Cherry Tree Companies, LLC, Gorman Charitable Trust, Goldman Sachs Specialty Lending Group, LP and Fortress Capital Corp., and any warrants to purchase Series A Preferred Stock issued to a PCP Investor.
ARTICLE II
VOTING AGREEMENT
2.1 Election of Directors.
          (a) The Stockholders agree to vote all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and any other shares of voting securities of the Company now owned or hereafter acquired or controlled by them (collectively, the “Voting Securities”), attend all meetings whether in person or by proxy, and otherwise to use their respective best efforts as stockholders or directors of the Company, to cause and maintain the size of the Board of Directors to be eight (8) (except as provided below), and to cause and maintain the election to the Board of Directors of the Company of:
          (i) three (3) individuals designated by the holders of a majority of the outstanding shares of Series B Preferred Stock held by Bain Capital, Battery Ventures and their Affiliates (collectively, the “Preferred Directors”); provided, that (A) for so long as Bain Capital and its Affiliates own at least 2% of the Common Stock on an As-Converted Basis, Bain Capital shall be entitled to designate one Preferred Director (the “Bain Director”), (B) for so long as Battery Ventures and its Affiliates own at least 2% of the Common Stock on an As-Converted Basis, Battery Ventures shall be entitled to designate one Preferred Director (the “Battery Director”), and (C) for so long as Bain Capital is entitled to designate the Bain Director and/or Battery Ventures is entitled to designate the Battery Director, the director or directors designated pursuant to the preceding clauses (A) and (B) shall mutually designate the remaining Preferred Director;
          (ii) for so long as Thomas J. Petters or any of his Affiliates owns at least 2% of the Common Stock on an As-Converted Basis, one (1) individual designated by Thomas J. Petters (the “Petters Director”);
          (iii) the Chief Executive Officer of the Company, who shall initially be Brian Smith; and
          (iv) three (3) independent directors mutually agreed by the Chief Executive Officer and the Required Holders,
The directors designated pursuant to Section 2.1(a)(i) shall be the “Series B Directors” as defined in the Amended and Restated Certificate of Incorporation (as defined in the Purchase Agreement).
          (b) No party hereto shall vote to remove any member of the Board of Directors designated in accordance with the procedures set forth in Section 2.1(a); provided, however, that (i) if the parties originally designating a director as provided in Section 2.1(a)(i), (ii) or (iii) elect to remove such director, the parties hereto agree to vote to remove such director from the Board of Directors of the Company and (ii) if the Chief Executive Officer or the Required Holders elect to remove a director designated as provided by the terms of Section 2.1(a)(iv), the parties hereto agree to vote to remove such director from the Board of Directors of the Company.
          (c) Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any director designated under Section 2.1(a) shall be filled by another person designated by the parties originally designating such director, so long as such originally designating parties are entitled to make such designation pursuant to Section 2.1(a).
          (d) The Company shall promptly take any and all actions in its power necessary to cause the election, appointment or removal of any person designated to the Board of Directors in accordance with this Section 2.1.
2.2 Committees; Subsidiaries.
          (a) Each Stockholder shall use all reasonable efforts to cause each director of the Company originally nominated by such Stockholder to take, and the Company shall take, such corporate actions as may be reasonably required to ensure that (i) the Board of Directors has at all times a compensation committee and an audit committee, (ii) both the Bain Director and the Battery Director shall be appointed to each such committee and to any committee of the Board of Directors existing on the date hereof or created in the future, (iii) the approval of the compensation committee shall be required for all increases in executive compensation, executive bonuses and all option grants (including the vesting schedules with respect to such option grants), (iv) the approval of the audit committee shall be required for the engagement of the Company’s auditors and prior to the issuance of the audit each year, and (v) no committee of the Board of Directors of the Company shall have more than three members without the consent of the Required Holders.
          (b) The Company and each Stockholder shall take, and each Stockholder shall use all reasonable efforts to cause each director of the Company originally nominated by such Stockholder to take, such corporate actions as may be reasonably required to ensure that the composition of the board of directors of all direct and indirect subsidiaries of the Company is identical to the composition of the Board of Directors to the extent practicable.
2.3 Grant of Proxy.
     (a) Each Stockholder hereby grants to a Person designated from time to time by the Required Holders, an irrevocable proxy coupled with an interest to vote his, her or its Voting Securities, and limited irrevocable power-of-attorney, coupled with an interest, to execute in the name of such Stockholder a written consent in lieu a meeting of the Stockholders which proxy and power-of-attorney shall be valid and remain in effect until the provisions of this Article II expire pursuant to Section 7.4, for the sole purpose of electing or removing directors in accordance with the rights granted under Section 2.1(a)(i), (iii) and (iv) and 2.1(b).
     (b) Each Stockholder hereby grants to a Person designated from time to time by Thomas J. Petters, an irrevocable proxy coupled with an interest to vote his, her or its Voting Securities, and limited irrevocable power-of-attorney, coupled with an interest, to execute in the name of such Stockholder a written consent in lieu a meeting of the Stockholders, which proxy and power-of-attorney shall be valid and remain in effect until the provisions of this Article II expire pursuant to Section 7.4, for the sole purpose of electing or removing a Petters Director in accordance with the rights granted under Section 2.1(a)(ii) or 2.1(b).
2.4 Prohibited Actions. To the extent permitted by law, the Company agrees not to give effect to any action by any Stockholder or any other Person which is in contravention of this Article II.
2.5 Significant Transactions. Each Common Stockholder agrees to vote all of his Equity Securities, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Equity Securities held by the Investors are voted by the Investors to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its subsidiaries (or all or any portion of their respective assets) in connection with, or in furtherance of, the exercise by the Required Holders of their rights under Article VI.
ARTICLE III
PURCHASE RIGHTS
3.1 Subsequent Offerings. Each Investor shall have a right of first refusal (the “Purchase Rights”) to purchase its Pro Rata Share of all Equity Securities, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 3.6 hereof.
3.2 Exercise of Rights.
          (a) If the Company proposes to issue any Equity Securities, it shall first give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have thirty (30) days from the giving of such notice to agree to purchase up to its Pro Rata Share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company (the “Company Notice”) and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale or to not qualify for an exemption from the registration requirements of such securities laws on which the Company wishes to rely.
          (b) If not all of the Investors elect to purchase their Pro Rata Share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors (the “Purchasing Investors”) the right to acquire such unsubscribed shares. Each Purchasing Investor shall have fifteen (15) days after receipt of such notice to notify the Company (the “Purchasing Investor Notice”) of its election to purchase all or a portion thereof of the unsubscribed shares. If the Purchasing Investors have, in the aggregate, elected to purchase more than the number of unsubscribed shares being offered in such notice, then the unsubscribed shares shall be allocated according to each Purchasing Investor’s Pro Rata Share up to the number of unsubscribed shares set forth in the notice to the Purchasing Investors, provided that for purposes of this Section 3.2(b), the denominator in clause (b) of the defined term “Pro Rata Share” shall be the total number of shares of Common Stock owned by all the Purchasing Investors on an As-Converted Basis. The Purchasing Investors shall then effect the purchase of the Equity Securities at the closing of the issuance of Equity Securities described in the notice delivered by the Company pursuant to Section 3.2(a). On the date of such closing, the Company shall deliver to the Purchasing Investors the certificates representing the Equity Securities to be purchased by the Purchasing Investors, each certificate to be properly endorsed for transfer, and at such time, the Purchasing Investors shall pay the purchase price for the Equity Securities.
3.3 Issuance of Equity Securities to Other Persons. If the Investors fail to exercise in full their Purchase Rights, the Company shall have sixty (60) days thereafter to sell the Equity Securities in respect of which the Investors’ rights were not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 3.2 hereof. If the Company has not sold such Equity Securities within sixty (60) days of the notice provided pursuant to Section 3.2, the Company shall not thereafter issue or sell any Equity Securities without first again complying with this Article III.
3.4 Termination and Waiver of Purchase Rights. The Purchase Rights established by this Article III shall terminate immediately following the closing of a Qualified Public Offering. The Purchase Rights established by this Article III may be amended, or any provision waived, with the written consent (i) of the Required Holders; provided, that if any Required Holder participates in an issuance of Equity Securities with respect to which the Purchase Rights have been waived pursuant to this clause (i), then each non-waiving Investor shall be entitled to purchase up to its Pro Rata Share of Equity Securities in such issuance at the same time and on the same terms and conditions; provided, further, that each non-waiving Investor receiving less than 5 days notice of any such issuance shall be entitled to make such purchase within five (5) days following such issuance; and (ii) the Investor holding the Warrant issued to CIGPF I Corp. (the “Warrant Investor”), as long as such Warrant is held by CIGPF I Corp. or its Permitted Transferee, and is exercisable for at least seventy five percent (75%) of the Common Stock originally issuable upon exercise of the Warrant, provided, however, that consent of the Warrant Investor shall not be required for any amendment or waiver of any provision of Article III unless such amendment or waiver affects the Warrant Investor or the Warrant Investor’s Shares in a manner different than the Investors that were originally issued Series A Preferred Stock or the Series A Preferred Stock and in a manner adverse to the interests of the Warrant Investor as an equity investor in the Company, it being understood that no such consent shall be required for an amendment or waiver that adversely affects the Warrant Investor and the Investors that were originally issued Series A Preferred Stock in a similar manner given their relative and different equity interests in the Company; and (iii) the PCP Investor, if required under Section 8.13.
3.5 Transfer of Purchase Rights. The Purchase Rights of each Investor under this Article III may be transferred to any Affiliate of such Investor or in connection with a Transfer of Shares made in compliance with the provisions of Article IV hereof; provided, that any such Affiliate transferee shall furnish the Company and the Investors with a written agreement, reasonably satisfactory to the Investors, to be bound by and comply with all provisions of this Agreement as if such Affiliate transferee were an Investor or an Excluded Investor, as the case may be.
3.6 Excluded Securities. The Purchase Rights established by this Article III shall have no application to any of the following Equity Securities (collectively, the “Excluded Securities”):
          (a) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;
          (b) up to 152,312,347 shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;
          (c) any Equity Securities issued pursuant to any rights or agreements outstanding as of the date of this Agreement; options and warrants outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements sold or granted after the date of this Agreement, provided, however, that the Purchase Rights established by this Article III shall apply with respect to the initial sale or grant by the Company of such rights or agreements;
          (d) any Equity Securities issued in connection with business acquisitions, mergers or strategic partnerships of, into or with a Person that is not an Affiliate approved by the Board of Directors and the Required Holders;
          (e) any Common Stock issued upon conversion of the Series A Preferred Stock or Series B Preferred Stock;

          (f) any Common Stock issued pursuant to an initial public offering (“IPO Common Stock”); provided, however, that IPO Common Stock shall not be deemed to be Excluded Securities with respect to the availability of the Investors’ Purchase Rights in this Article III unless the Investors and their Affiliates are offered the right to purchase their pro rata share of up to five percent (5%) of the shares of Common Stock offered in such offering at the offering price per share net of underwriters’ commissions or discounts; or
          (g) any other Equity Securities designated as Excluded Securities (i) by the Required Holders; provided, that if any Required Holder participates in an issuance of Equity Securities designated as Excluded Securities pursuant to this clause (i), then each non-waiving Investor shall be entitled to purchase up to its Pro Rata Share of Equity Securities in such issuance at the same time and on the same terms and conditions; provided, further, that each non-waiving Investor receiving less than 5 days notice of any such issuance shall be entitled to make such purchase within five (5) days following such issuance and (ii) the Warrant Investor, as long as such Warrant is held by CIGPF I Corp. or its Permitted Transferee, and is exercisable for at least seventy five percent (75%) of the Common Stock originally issuable upon exercise of the Warrant, provided, however, that consent of the Warrant Investor shall not be required for the designation of Excluded Securities unless such designation affects the Warrant Investor or the Warrant Investor’s Shares in a manner different than the Investors that were originally issued Series A Preferred Stock or the Series A Preferred Stock and in a manner adverse to the interests of the Warrant Investor as an equity investor in the Company, it being understood that no such consent shall be required for a designation of Excluded Securities that adversely affects the Warrant Investor and the Investors that were originally issued Series A Preferred Stock in a similar manner given their relative and different equity interests in the Company; and (iii) the PCP Investor, if required under Section 8.13.
ARTICLE IV
RIGHTS OF FIRST REFUSAL AND CO-SALE RIGHTS
4.1 Notice of Transfer. No Stockholder (a “Selling Stockholder”) other than an Excluded Investor may Transfer any Shares other than as set forth in Section 5.1 hereof or in connection with a Sale of the Company (including pursuant to Section 6.1 hereof) unless (i) such Selling Stockholder shall have received a bona-fide arm’s length offer (an “Offer”) to purchase such Shares from a third party who has agreed to become party to this Agreement and to be bound by all the terms and conditions hereof and who the Selling Stockholder reasonably believes has the financial capacity to fund such purchase, (ii) such Selling Stockholder gives written notice (the “Notice”) to each of the Investors and the Company at least thirty (30) days prior to the closing of such proposed Transfer as described below, and (iii) such Selling Stockholder otherwise complies with this Article IV. The Notice shall describe in reasonable detail the proposed transfer including, without limitation, the number and class or series of Shares to be transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. For the avoidance of doubt, Transfers of Shares by any Excluded Investor shall not be subject to the Company Refusal Right or the Right of First Refusal or Co-Sale Right of any other Investor, and the term “Selling Stockholder” as used in this Article IV shall exclude any Excluded Investor; provided, that (A) any Excluded Investor Transferring Shares shall inform the Company and the Investors of such Transfer prior to effecting it, and (B) the transferee shall furnish the Company with a written agreement, reasonably satisfactory to the Company, to be bound by and comply with all provisions of this Agreement as if such transferee were an Excluded Investor.
4.2 Right of First Refusal and Co-Sale Rights. For a period of ten (10) days following receipt of any Notice, the Company shall have the right (the “Company Refusal Right”) upon written notice to the Selling Stockholder to elect to purchase all or any part of the Offered Shares on the same terms and conditions set forth in the Notice, and for a period of twenty (20) days following the receipt of the Notice, each Investor shall have, upon written notice to the Selling Stockholder, either (a) the right (the “Right of First Refusal”), subject to the Company Refusal Right, to elect to purchase all or any part of the Offered Shares on the same terms and conditions as set forth in the Notice, or (b) except with respect to a PCP Investor, CIGPF I Corp. or any Permitted Transferee thereof that is the Selling Stockholder and that holds less than 5% of the Common Stock on an As-Converted Basis, the right (the “Co-Sale Right”) to elect to sell on such terms all or any part of that number of Shares then owned by such Investor (the “Co-Sale Shares”) equal to the product obtained by multiplying (i) the aggregate number of Offered Shares by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by all of the Investors (on an As-Converted Basis) and the denominator of which is the total number of shares of Common Stock owned by the Selling Stockholder and all of the Investors (on an As-Converted Basis). Notwithstanding the foregoing, if the Selling Shareholder is a PCP Investor, CIGPF I Corp. or a Permitted Transferee thereof and such Selling Shareholder holds less than 5% of the Common Stock on an As-Converted Basis, the Company Refusal Right and the Right of First Refusal shall be applicable to all, but not less than all, of the Offered Shares.
          (a) If the Company does not elect to purchase all of the Offered Shares within the ten (10) day period specified above, the Selling Stockholders shall promptly give written notice to the Investors setting forth the number of Offered Shares not purchased by the Company (the “Remaining Shares”). The Remaining Shares shall be allocated among the Investors who have exercised the Right of First Refusal (the “Participating Investors”) as follows: there shall first be allocated to each Participating Investor a number of Remaining Shares equal to the lesser of (i) the number of Remaining Shares which the Participating Investor has elected to purchase and (ii) such Participating Investor’s Refusal Right Pro Rata Share (as defined below) of the Remaining Shares. The balance of the Remaining Shares which the Participating Investors have elected to purchase shall be allocated to the Participating Investors who have elected to purchase more than their Refusal Right Pro Rata Share of the Remaining Shares pro rata based on the number of Remaining Shares which each Participating Investor has elected to purchase in excess of such Participating Investor’s Refusal Right Pro Rata Share of the Remaining Shares. Each Participating Investor’s “Refusal Right Pro Rata Share” shall be equal to the fraction (i) the numerator of which is the number of shares of Common Stock owned by such Participating Investor (on an As-Converted Basis) and (ii) the denominator of which is the total number of shares of Common Stock owned by all of the Participating Investors (on an As-Converted Basis). In the event the Company or the Participating Investors do not elect to purchase all of the Offered Shares of a Selling Shareholder that is a PCP Investor, CIGPF I Corp. or a Permitted Transferee thereof and who holds less than 5% of the Common Stock on an As-Converted Basis, then none of the Offered Shares shall be subject to any purchase rights of the Company or any Investor.

          (b) Except with respect to a Selling Shareholder that is a PCP Investor, CIGPF I Corp. or a Permitted Transferee thereof and that holds less than 5% of the Common Stock on an As-Converted Basis, each Investor who has exercised the Co-Sale Right (a “Co-Sale Participant”) shall be entitled to sell a number of Co-Sale Shares equal to the lesser of (a) the number of Offered Shares which the Co-Sale Participant has elected to sell and (b) such Co-Sale Participant’s Co-Sale Pro Rata Share of the Offered Shares which are not purchased by the Company pursuant to the Company Refusal Right or by the Participating Investors pursuant to the Right of First Refusal (the “Co-Sale Remaining Shares”). Each Participant’s “Co-Sale Pro Rata Share” shall be equal to the fraction (i) the numerator of which is the number of shares of Common Stock owned by such Co-Sale Participant (on an As-Converted Basis) and (ii) the denominator of which is the total number of shares of Common Stock owned by the Selling Stockholder and all of the Investors (on As-Converted Basis). Notwithstanding anything herein to the contrary, no Co-Sale Participant shall be entitled to sell any shares of (x) Series A Preferred Stock or Common Stock in a proposed Transfer of Series B Preferred Stock subject to this Article IV, or (y) Common Stock in a proposed transfer of Series A Preferred Stock subject to this Article IV.
          (c) Any proposed Transfer at a different price or on terms and conditions more favorable to the transferee(s) than specified in the Notice, or not completed within the time specified in this Section 4.2, as well as any subsequent proposed Transfer of any Shares by a Stockholder, shall again be subject to the Company Refusal Right and the Right of First Refusal and Co-Sale Rights of the Investors, and shall require compliance by the Selling Stockholder with the procedures described in this Article IV.
          (d) The exercise or non-exercise of the Right of First Refusal or the Co-Sale Rights by the Investors in respect of one or more Transfers of Shares made by any Selling Stockholder shall not adversely affect their rights to participate in subsequent Transfers of Shares subject to this Article IV.
4.3 Transfer Mechanics.
          (a) If (i) the Company and/or the Participating Investors elect to purchase all of the Offered Shares subject to the Notice or (ii) the Company and/or the Participating Investors elect to purchase less than all the Offered Shares and the prospective purchaser identified in the Notice does not agree to purchase any of the Offered Shares not so purchased, the following provisions shall apply: The Company and/or Participating Investors shall effect the purchase of the Offered Shares and/or Remaining Shares on a date specified by the Selling Stockholder by notice to the Company and/or the Participating Investors not earlier than the later of (x) ten (10) days after such notice or (y) thirty (30) days after the receipt of the Notice by the Investors. On the date of such purchase, the Selling Stockholder shall deliver to the Company and/or the Participating Investors, as applicable, the certificates representing the Shares to be purchased by the Company and/or the Participating Investors, each certificate to be properly endorsed for transfer, in exchange for payment by the Company and/or the Participating Investors, as applicable, of the purchase price for the Shares.
          (b) If (i) the Company and the Participating Investors do not elect to purchase any of the Offered Shares or (ii) the Company and/or the Participating Investors elect to purchase less than all of the Offered Shares and the prospective purchaser agrees to purchase less than all of the Offered Shares, the following provisions shall apply: The Selling Stockholder may, not later than forty (40) days following delivery to the Company and each of the Investors of the Notice, enter into an agreement providing for the closing of the Transfer to the third party purchaser(s) identified in the Notice of any Offered Shares with respect to which neither the Company Refusal Right nor the Right of First Refusal has been exercised, together with the closing of the purchase of any Shares to be sold by any Co-Sale Participant, such purchase to occur within thirty (30) days of such agreement at a price and on terms and conditions no more favorable to the transferee(s) thereof than specified in the Notice. Simultaneously with such purchase there shall occur the purchase of any Shares with respect to which the Company Refusal Right or the Right of First Refusal has been exercised. On the date of such purchase, each Co-Sale Participant shall be paid that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale and the Company and/or each Participating Investor, as applicable, shall pay the Selling Stockholder the purchase price to be paid by such Person for the Offered Shares purchased by them. Upon receipt of such payment, each Co-Sale Participant shall promptly deliver to the Selling Stockholder for Transfer to the prospective purchaser(s) and, if applicable, the Selling Stockholder shall deliver to the Company and/or the Participating Investors, one or more certificates properly endorsed for transfer which represent the Shares to be sold by each such Person pursuant to this Article IV. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from a Co-Sale Participant exercising its Co-Sale Rights hereunder, such Selling Stockholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, such Selling Stockholder shall purchase such Shares from such Co-Sale Participant on the same terms and conditions specified in the Notice.
          (c) If the consideration to be paid for the Shares by the third party purchaser shall be other than cash, the Company or the Participating Investors, as applicable, exercising the Company Refusal Right or the Right of First Refusal may in lieu of such consideration pay cash equal to the fair market value of such consideration as mutually agreed between the Selling Stockholder and the holders of a majority of the Shares as to which the Right of First Refusal and Company Refusal Right have been exercised. If such mutual agreement cannot be reached, the Appraisal Procedure set forth in the Company’s Amended and Restated Certificate of Incorporation shall be followed mutatis mutandis and the time periods in Article 4.2 shall be extended by the time needed to determine such fair value.
ARTICLE V
GENERAL PROVISIONS CONCERNING TRANSFERS
5.1 Exempt Transfers.
          (a) A Stockholder may Transfer Shares without complying with the provisions of Article IV if such Transfer is to any Permitted Transferee; provided that in the event of any Transfer made pursuant to this Section 5.1, (A) the Transferring Stockholder shall inform the Company and the Investors of such Transfer prior to effecting it, and (B) the transferee shall furnish the Company with a written agreement, reasonably satisfactory to the Company, to be bound by and comply with all provisions of this Agreement as if such transferee were a Common Stockholder, Investor or Excluded Investor, as the case may be, based on the status of the Transferring Stockholder. Such Transferred Shares shall remain Shares hereunder.
          (b) Notwithstanding the foregoing, the provisions of Article IV hereof shall not apply to the sale of any Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under Securities Act of 1933, as amended (the “Securities Act”).
5.2 [Reserved]
5.3 [Reserved]
5.4 Transfers to Competitors. Any other provision of this Agreement to the contrary notwithstanding, other than in connection with a Sale of the Company, prior to a Qualified Public Offering, no Transfer of Shares may be made by any Stockholder to a Competitor.
5.5 Stockholder Lockup Agreements in Connection with Initial Public Offering. Each Stockholder agrees that, subject to any early release provisions that apply generally to stockholders of the Company, it will not, if reasonably requested by the managing underwriter, for a period of up to 180 days following the effective date of the registration statement for an initial public offering directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Common Stock or securities convertible into Common Stock, except for (i) Registrable Securities (as defined in the Investor Rights Agreement) sold pursuant to such registration statement, (ii) transactions relating to Common Stock or other securities acquired in open market transactions after the completion of the initial public offering, and (iii) Transfers to Affiliates, partners, members and stockholders of such Stockholder (each of whom shall have furnished to the Company and the managing underwriter their written consent to be bound by this Agreement and the Investor Rights Agreement), provided that the Company’s officers, directors and all holders of more than 1% of the shares of Common Stock (calculated for this purpose as if all securities convertible into or exercisable for Common Stock, directly or indirectly, are so converted or exercised) of the Company enter such lockup agreements for the same period and on the same terms, and provided further that any waiver or termination of the prohibitions contained in this Section 5.5 by the Company or any underwriter shall apply to each Stockholder.
5.6 Consequences of Prohibited Transfer. Any attempt by a Stockholder to Transfer Shares in violation of the terms of this Agreement shall be void, and the Company agrees that it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such Shares.
ARTICLE VI
DRAG ALONG RIGHTS
6.1 Drag Along Rights.
          (a) In the event that the Required Holders (the “Proposing Stockholders”) agree to and accept an offer from a third party or third parties not Affiliated with any Proposing Stockholder (a “Buyer”) to consummate a transaction or series of related transactions with such Buyer pursuant to which such Buyer would acquire all of the Shares held by such Proposing Stockholders for a specified price payable in cash, securities or other consideration and on specified terms and conditions, the remaining Stockholders (the “Non Proposing Stockholders”) shall be required, if so demanded by the Proposing Stockholders (a “Drag Along Notice”), to sell all of their Shares to such Buyer in such transaction(s) and to participate in such transaction(s) (a “Drag Along Sale”), notwithstanding any other rights of co-sale, rights of first refusal or other rights in this Agreement or otherwise.
          (b) The provisions of this Article VI shall apply regardless of the form of consideration received in the Drag Along Sale, and each Non Proposing Stockholder shall (i) if the Drag Along Sale is structured as a merger or consolidation, waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation, or (ii) if the Drag Along Sale is structured as a sale, agree to sell all of its Shares on the terms and conditions approved by the Proposing Stockholders. Each participating Stockholder in any Drag Along Sale (a) shall be subject to the same terms and conditions, and (b) shall execute such documents and take such actions as may be reasonably required by the Company and the Proposing Stockholders.
          (c) Upon the consummation of the Drag Along Sale, each holder of any class or series of Shares (i) shall receive the same form of consideration and the same amount of consideration per share of Common Stock (on an As-Converted Basis) as every other holder of any class or series of Shares, except to the extent otherwise approved in connection with Section 2 of the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, and (ii) shall be given the same option, if any, as any other holders of any other class or series of Shares as to the form of consideration to be received.
6.2 Transfer Mechanics; Further Assurances.
          (a) At least five (5) days prior to the date of consummation of a Drag Along Sale (which date and the place and time of such consummation shall be designated by the Proposing Stockholders and provided to each Non Proposing Stockholder in the Drag Along Notice), each Non Proposing Stockholder shall deliver for transfer to the Buyer one or more certificates, properly endorsed for transfer in form satisfactory to the Proposing Stockholders, which represent all of the Equity Securities of the Company held by such Non Proposing Stockholder, duly executed and free and clear of any liens. The certificate(s) delivered by each Other Stockholder shall be transferred to the Buyer identified in the Drag Along Notice as part of the consummation of the Drag Along Sale. Upon receipt of the proceeds of the Drag Along Sale, the Proposing Stockholders shall promptly remit to each Non Proposing Stockholder that portion of such proceeds to which such Non Proposing Stockholder is entitled by reason of such Non Proposing Stockholder’s participation in such sale.
          (b) In connection with a Drag Along Sale, each participating Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the Proposing Stockholders to which such Proposing Stockholders will also be party, on the same terms, including, without limitation, agreements to (a) (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and to enter into the agreements relating thereto and the absence of any adverse claim with respect to such Shares (but shall not be required to make individual representations or warranties with respect to any of the Company’s operations, activities, financial condition or other characteristics) and (ii) be liable without limitation as to such individual representations, warranties, covenants and other agreements and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any sale of Shares shall not exceed the lesser of (i) such participating Stockholder’s pro rata portion of any such liability, to be determined in accordance with such participating Stockholder’s portion of the total number of Shares included in such Drag Along Sale (on an As-Converted Basis) or (ii) the proceeds to such participating Stockholder in connection with such Drag Along Sale.
ARTICLE VII
LEGEND
7.1 Each certificate representing the Shares subject to the terms of this Agreement shall be endorsed with the following legend or legend(s) containing substantially similar information (in addition to any legend required under applicable securities laws or otherwise):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT. THE RIGHT TO VOTE AND THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT DATED MAY 15, 2008 BY AND AMONG THE HOLDER HEREOF AND OTHER STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
     This legend shall be removed upon termination of this Agreement. Each party to this Agreement consents to the Company making a notation on its records and giving instructions to any transfer agent of the Company’s securities and capital stock in order to implement the restrictions on transfer established in this Agreement.
7.2 The Stockholders agree that the Company may instruct its transfer agent to impose transfer restrictions on Shares represented by certificates bearing the legend referred to in Section 6.1 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.
ARTICLE VIII
MISCELLANEOUS
8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.2 Amendment.
          (a) Except as otherwise expressly provided, any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent given (i) as to the Company, only by the Company; (ii) as to the Investors, only by (x) Required Holders; provided, that without the consent of any Investor, no such amendment may treat any right or obligation of such Investor dissimilarly from the same right or obligation of other Investors, and (y) the Warrant Investor, as long as such Warrant is held by CIGPF I Corp. or its Permitted Transferee and is exercisable for at least seventy five percent (75%) of the Common Stock originally issuable upon exercise of the Warrant; provided, however, that consent of the Warrant Investor shall not be required for any amendment or waiver of any provision of this Agreement unless such amendment or waiver affects the Warrant Investor or the Warrant Investor’s Shares in a manner different than the Investors that were originally issued Series A Preferred Stock or the Series A Preferred Stock and in a manner adverse to the interests of the Warrant Investor as an equity investor in the Company, it being understood that no such consent shall be required for an amendment or waiver that adversely affects the Warrant Investor and the Investors that were originally issued Series A Preferred Stock in a similar manner given their relative and different equity interests in the Company and notwithstanding the right of the Warrant Investor to consent to adverse amendments, modifications and waivers as more specifically set forth herein, the Company shall be entitled to authorize and issue additional series of equity securities that are either (x) pari passu in preference and right (y) senior in preference and right to the Series A Preferred Stock (with the Company to deliver copies of such written consent to any Investors who did not execute the same) or (z) the PCP Investor, if required under Section 8.13; provided, however, that no consent from the Common Stockholders shall be required for any amendment or waiver of any provision of this Agreement unless such amendment or waiver creates additional obligations for or materially diminishes the rights of the Common Stockholders under this Agreement; and provided further, however, that no consent of any Investor or Common Stockholder shall be necessary for any amendment and/or restatement which is solely for the purpose of including holders of Common Stock of the Company as “Common Stockholders” and parties hereto.
          (b) Notwithstanding Section 8.2(a) above, no consent of any Common Stockholder shall be necessary for any amendment and/or restatement which is solely for the purpose of including holders of Series B Preferred Stock or other preferred stock of the Company as “Investors” and parties hereto.
          (c) The rights of each of Bain Capital and Battery Ventures to designate the Preferred Directors pursuant to Section 2.1(a)(i) and to have a designated director on each committee of the Board of Directors pursuant to Section 2.2 may not be amended, modified or waived in any manner without the prior written consent of such designating Investor.
          (d) The right of Thomas J. Petters to designate a director pursuant to Section 2.1(a)(ii) may not be amended, modified or waived in any manner without the prior written consent of Thomas J. Petters.

          (e) Any amendment or waiver effected in accordance with this Section 8.2 shall be binding upon each Investor, its successors and assigns, the Company and the Common Stockholders.
8.3 Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.
8.4 Term. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
          (a) the date of the closing of a Qualified Public Offering; and
          (b) the date of the consummation of a Sale of the Company.
8.5 Ownership. Each Common Stockholder represents and warrants that he is the sole legal and beneficial owner of those Shares he currently holds subject to this Agreement and that no other person has any interest in such Shares.
8.6 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission to the Company at:
Fingerhut Direct Marketing, Inc. 6509 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: General Counsel Facsimile No.: (952) 933-9308
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square
New York, NY 10036
Attention: Stacy J. Kanter
Facsimile No.: (917) 777-3497
to each Investor at its address set forth on Exhibit A hereto with a copy to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110 Attention: Joel F. Freedman, Esq. Facsimile No.: (617)
951-7050
to each Common Stockholder at its address set forth on Exhibit B hereto, or at such other address as the Company or the Stockholders each may specify by written notice to the other parties hereto. Any notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.
8.7 Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.
8.8 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
8.9 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
8.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE INVESTORS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE INVESTORS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company and Common Stockholders acknowledge that they have been informed by the Investors that the provisions of this Section 8.10 constitute a material inducement upon which the Investors are relying and will rely in entering into this Agreement. Any Investor, Common Stockholder or the Company may file an original counterpart or a copy of this Section 7.10 with any court as written evidence of the consent of the Investors, Common Stockholders and the Company to the waiver of its right to trial by jury.
8.11 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York, Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.6 shall be deemed effective service of process on such party.
8.12 Additional Stockholders. Unless otherwise directed by the Required Holders, the Company shall require any Person who acquires any shares of capital stock of the Company from the Company to become a party to this Agreement as a Common Stockholder by executing and delivering a counterpart of this Agreement, except for any officer, director or employee of, or consultant to, the Company or any Subsidiary who receives restricted stock or other stock-based awards or exercises any stock options, provided that the terms of such award or option have been approved by the Required Holders (including, without limitation, based on such award or option or other agreement containing provisions regarding rights of first refusal and co-sale with respect to the shares subject thereto).
8.13 PCP Investor Consent. Notwithstanding any provision of this Agreement, the Investor Rights Agreement or the Amended and Restated Certificate of Incorporation (collectively, the “Investor Documents”), the Company and each Stockholder agree that, excluding any actions under ARTICLE II of this Agreement, each amendment, modification or supplement to, restatement of, or waiver, approval, consent, determination, direction, election, acceptance or other agreement under any Investor Document (each an “Investor Approval”) which is required to be given or made by the Required Holders (the “Approving Investors”) to be effective shall not be effective unless consented to in writing by the PCP Investor or its Permitted Transferees, so long as the PCP Investor or its Permitted Transferees hold (pursuant to the PCP Warrant, the Series A Preferred Stock issuable upon exercise thereof or the Common Stock issuable upon conversion of the Preferred Stock) at least 75% of the shares of Common Stock, on an As-Converted Basis, originally issuable upon exercise of the PCP Warrant, if either (a) such Investor Approval relates to or is given in connection with any transaction in which any Approving Investor or any Affiliate of any such Approving Investor (excluding an arms’ length transaction with a portfolio company of Bain or Battery Ventures which is consented to by the PCP Investor or its Permitted Transferee, which consent shall not be unreasonably withheld) is participating, other than supporting or approving such transaction as a holder of Shares of the Company or as an officer or director of the Company, and other than participation as a Stockholder under this Agreement or as an “Investor” under the Investor Rights Agreement, provided, however, no consent of the PCP Investor shall be required if the PCP Investor has been provided the opportunity to participate in such transaction in a proportionate and otherwise similar manner to such Investor or (b) such Investor Approval does not have a like effect upon all holders of each class of the Company’s capital stock, as compared to each other holder of such class of capital stock, on a proportionate basis in accordance with the number of shares of such class of capital stock held by each and for the purposes of the foregoing, the PCP Warrants shall be deemed to be part of the class of the Series A Preferred Stock. Notwithstanding and in addition to the foregoing, the Certificate of the Company (i) may be amended to decrease the annual dividend rate on the Series A Preferred Stock provided for in Section 1.2 thereof without the consent of the PCP Investor, and (ii) may not be amended to increase such annual dividend rate without the consent of the PCP Investor.
     [The remainder of this page has been intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FINGERHUT DIRECT MARKETING, INC.
By:	/s/ Brian Smith
	Name:	Brian Smith
	Title:	Chairman and Chief Executive Officer

THE INVESTORS
/s/ Brian Smith
Name:	Brian Smith

/s/ John Giuliani
Name:	John Giuliani

/s/ John Damrow
Name:	John Damrow

/s/ Bill Dunlap
Name:	Bill Dunlap

/s/ Alice Richter
Name:	Alice Richter

/s/ Kermit Stofer
Name:	Kermit Stofer

BAIN CAPITAL VENTURE FUND 2001, L.P.
By:	Bain Capital Venture Partners, L.P.
its general partner
By:	Bain Capital Venture Investors, LLC
its general partner

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

BCIP ASSOCIATES III, LLC

By:	BCIP Associations III,
its sole member and manager

BCIP ASSOCIATES III-B, LLC
By:	BCIP Associates III-B,
its sole member and manager
By:	Bain Capital Investors, LLC
their Managing Partner

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

Brookside Capital Partners Fund, L.P.

By:	Brookside Capital Investors, L.P.
its general partner
By:	Brookside Capital Management, LLC
its general partner

By:	/s/ William E. Pappendick .
	Name:	William E. Pappendick
	Title:	Managing Director

RGIP, LLC
By:	/s/ [ILLEGIBLE]
Name:
Title:

BAIN CAPITAL VENTURE FUND 2007, L.P.
By:	Bain Capital Venture Partners 2007, L.P.
its general partner
By:	Bain Capital Venture Investors, LLC
its general partner

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Managing Director

BCIP VENTURE ASSOCIATES
By:	Bain Capital Investors, LLC
its managing partner
By:	Bain Capital Venture Investors, LLC
its Attorney-in-fact

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Managing Director

BCIP VENTURE ASSOCIATES B
By:	Bain Capital Investors, LLC
its managing partner
By:	Bain Capital Venture Investors, LLC
its Attorney-in-fact

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Managing Director

BATTERY VENTURES VI, L.P
By:	Battery Partners VI, LLC
General Partner

By:	/s/ Morgan Jones
	Name:	Morgan Jones
	Title:	Member Manager

BATTERY INVESTMENT PARTNERS VI, LLC
By:	/s/ Morgan Jones
	Name:	Morgan Jones
	Title:	Member Manager

PRUDENTIAL CAPITAL PARTNERS II, L.P.
By:	Stetson Street Partners, L.P., its general
partner

By:	/s/ Dianna D. Carr
Name Dianna D. Carr
	Title:	Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P.
By:	Mulberry Street Holdings, LLC, its general
partner
By:	Prudential Investment Management, Inc., its
managing member

By:	/s/ Dianna D. Carr
Name Dianna D. Carr
	Title:	Vice President

PRUDENTIAL CAPITAL PARTNERS (PARALLEL FUND) II, L.P.
By:	Stetson Street Partners, L.P., its general
partner

By:	/s/ Dianna D. Carr
Name Dianna D. Carr
	Title:	Vice President

PETTERS GROUP WORLDWIDE, LLC
By:	/s/ [ILLEGIBLE]
Name:
Title:

RTB HOLDINGS, INC.
By:	/s/ [ILLEGIBLE]
Name:
Title:

EBP SELECT HOLDINGS, LLC
By:	/s/ [ILLEGIBLE]
Name:
Title:

CIGPF I CORP
By:	/s/ Ari Rosenberg
	Name:	Ari Rosenberg
	Title:	Treasurer/Vice President

GOLDMAN, SACHS & CO.
By:	/s/ [ILLEGIBLE]
Name:
Title:

FORTRESS CAPITAL CORP.
By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Exhibit A
NAMES AND ADDRESSES OF INVESTORS
BAIN CAPITAL VENTURE FUND 2001, L.P.
BAIN CAPITAL VENTURE FUND 2007, L.P.
BCIP ASSOCIATES III, LLC
BCIP ASSOCIATES I1I-B, LLC
BCIP VENTURE ASSOCIATES
BCIP VENTURE ASSOCIATES B
c/o Bain Capital, LLC
111 Huntington Avenue
Boston, MA 02199
Phone: 617-516-2000
Fax: 617-516-2010
Attention: Michael Krupka
BROOKSIDE CAPITAL PARTNERS FUND, L.P.
c/o Bain Capital, LLC
111 Huntington Avenue
Boston, MA 02199
Phone: 617-516-2000
Fax: 617-516-2010
Attention: Dom Ferrante
RGIP, LLC
c/o Ropes & Gray LLP
One International Place
Boston, MA 02116
Phone: 617-951-7000
Fax: 617-951-7050
Attention: R. Bradford Malt
BATTERY VENTURES VI, L.P.
BATTERY INVESTMENT PARTNERS VI, LLC
c/o Battery Ventures
20 William Street, Suite 200
Wellesley, MA 02481
Phone: 781-577-1000
Fax: 781-478-6601
Attention: Michael Brown

PETTERS GROUP WORLDWIDE, LLC
RTB HOLDINGS, LLC
4400 Baker Road
Minnetonka, MN 55343
Phone: 952-932-3100
Fax: 952-975-4047
Attention: Stuart Romenesko
Brian Smith
c/o Fingerhut Direct Marketing, Inc.
6509 Flying Cloud Drive
Eden Prairie, MN 55344
11036459_14.DOC
Kermit L. Stofer
c/o Strategic Partners
10 Post Office Sq., Suite 600
Boston, MA 02109
Phone: 617-
Fax: 617-
CIGPF I CORP.
c/o Citigroup Global Markets, Inc.
390 Greenwich Street
4th Floor
New York, NY 10013
PRUDENTIAL CAPITAL PARTNERS, II, L.P.
PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P.
PRUDENTIAL CAPITAL PARTNERS (PARALLEL FUND) II, L.P.
c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
180 N. Stetson Avenue
Chicago, IL 60601
GOLDMAN, SACHS & CO.
85 Broad Street
New York, New York 10004
Attention: Gaurav Seth
Facsimile No.: (212) 428-9842
FORTRESS CAPITAL CORP.
1345 Avenue of the Americas, 46th Floor
New York, New York 10105

Attention: Dean Dakolias
Facsimile No.: (212) 798-6099
John Giuliani
[   ]
John Damrow
[   ]
Bill Dunlap
[   ]
Alice Richter
[   ]
CHERRY TREE COMPANIES, LLC
301 Carlson Parkway
Suite 103
Minnetonka, MN 55305
Phone: 952-893-9012
Fax: 952-893-9036
Attn: Gordon F. Stofer
GORMAN CHARITABLE TRUST
[   ]
PIPER JAFFRA Y & CO.
800 Nicollet Mall
Minneapolis, MN 55402-7020
Phone: 612-303-6000
Fax: 612-303-1354
Attn: Paul Jevnick
Theodore Deikek
[   ]

Exhibit C
COMPETITORS
Peach Direct
Swiss Colony
Blue Hippo
Bill Me Later
Montgomery Ward
Spiegel
Newport News